EXHIBIT 5
 SCHEDULE OF TRANSACTIONS

The following table sets forth all transactions with respect to the shares of New Common Stock effected during the past sixty days prior to the filing of this Amendment No. 3 by the Clients. All of these transactions were effected in the open market through a broker.

Date of Transaction	Transaction	Amount of Securities	Price
08/28/2024	Sell	6,447	$43.2908
08/29/2024	Sell	18,553	$43.3842
08/30/2024	Sell	25,000	$44.1078
09/03/2024	Sell	200	$44.5400
09/20/2024	Sell	11,421	$44.5195
09/23/2024	Sell	3,200	$44.5904
09/24/2024	Sell	10,379	$44.2501
09/30/2024	Sell	25,000	$44.4190
10/01/2024	Sell	610	$46.0795